As filed with the Securities and Exchange Commission on June 2, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LUMENIS LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

Lumenis Ltd.
P.O. Box 240
Yokneam 2069204, Israel
(Address of Principal Executive Offices, including Zip Code)

2000 Share Option Plan
2007 Share Incentive Plan
(Full Title of the Plans)

Lumenis Inc.
2033 Gateway Place
San Jose, CA 95110
(Name and Address of Agent for Service)

408-764-3000
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Phyllis G. Korff Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 Tel: (212) 735-2694 Fax: (917) 777-2694	Margarita Feigin Lumenis Ltd. P.O. Box 240 Yokneam 2069204, Israel Tel: +972-4-959-9171 Fax: +972-4-959-9355	Dan Shamgar, Adv. Jonathan M. Nathan, Adv. Jonathan Achiron, Adv. Meitar Liquornik Geva Leshem Tal, Law Offices 16 Abba Hillel Road Ramat Gan 5250608, Israel Tel: +972-3-610-3100 Fax: +972-3-610-3687

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(7)
Ordinary B shares, par value New Israeli Shekel (“NIS”) 0.85 per share (“Ordinary B Shares”)	147,688	(3)	$8.90	(4)	$1,314,424	$170
Ordinary B Shares	2,960,219	(5)	$9.86	(6)	$29,187,760	$3,760
Total	3,107,907				$30,502,184	$3,930

(1)
This registration statement (the “Registration Statement”) registers the offer, issuance and sale of Ordinary B Shares pursuant to equity awards that are currently outstanding under the Lumenis Ltd. 2000 Share Option Plan (the “2000 Plan”) and awards that are currently outstanding or that my be granted under the Lumenis Ltd. 2007 Share Incentive Plan, as amended (the “2007 Plan”, and together with the 2000 Plan, the “Plans”) as well as Ordinary B Shares issuable following the exercise of such awards.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary B Shares of Lumenis Ltd. (“the “Registrant”) that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding ordinary shares of the Registrant.

(3)	Represents the maximum remaining number of Ordinary B Shares that are available for issuance pursuant to potential future grants under the 2007 Plan in accordance with Rule 457(h)(1).

(4)
Calculated in accordance with Rules 457(h)(1) and 457(c) promulgated under the Securities Act, based on the average of the high and low prices of the registrant’s Ordinary B Shares on the NASDAQ Global Select Market on May 28, 2014.

(5)
Represents Ordinary B Shares underlying outstanding options under the Plans, which consist of two components: (i) Ordinary B Shares issuable upon the exercise of options during the initial, approximate 180 day period following the Registrant’s recent public offering  (which was consummated on March 4, 2014 and, with respect to selling shareholders’ Ordinary B Shares, on March 26, 2014); and (ii) additional Ordinary B Shares that are issuable in lieu of Ordinary Shares upon the exercise of outstanding options under the Plans following the effectiveness of the reclassification of the registrant’s Ordinary Shares upon the conclusion of the foregoing approximate 180 day period (the foregoing Ordinary Shares in lieu of which such additional Ordinary B Shares will be issuable are covered by a separate registration statement on Form S-8 being filed by the Registrant on or about the date of filing of this registration statement).  The Ordinary B Shares that are referred to in this row of the above table may alternatively be classified as consisting of 2,637,189 Ordinary B Shares issuable pursuant to outstanding equity grants under the Plans, and an additional 323,030 Ordinary B Shares issuable pursuant to a 12.5% stock dividend that was declared by the Registrant and that is payable with respect to all outstanding equity grants under the Plans.

(6)
Calculated pursuant to Rule 457(h) under the Securities Act based on the $9.86 weighted average exercise price of the maximum 2,960,219 Ordinary B Shares issuable upon exercise of outstanding options under the Plans as of the date of the Registration Statement.

(7)	Calculated pursuant to Section 6(b) of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0001288.

EXPLANATORY NOTE

This Registration Statement, being filed with the Securities and Exchange Commission (the “Commission”), registers the issuance and sale of a total of up to 3,107,907 Ordinary B Shares of Lumenis Ltd. (“Lumenis,” the “Company,” the “Registrant,” “our company,” “we” or “us”) that may potentially be issued or sold by the Registrant to its and/or its subsidiaries’ officers, employees, directors and consultants, consisting of (i) 147,688 Ordinary B Shares issuable pursuant to future grants under the Lumenis Ltd. 2007 Share Incentive Plan, as amended (the “2007 Plan”), and (ii) 2,960,219 Ordinary B Shares, in the aggregate, issuable under outstanding equity grants under the 2007 Plan and the Lumenis Ltd. 2000 Share Option Plan (the “2000 Plan,” and together with the 2007 Plan, the “Plans”).

Registration statements on Form S-8 ((i) Commission File No. 333-148460, filed with the Commission on January 4, 2008, as amended by Post-Effective Amendment No. 1 thereto, filed with the Commission on April 2, 2008, (ii) Commission File No. 333-189077, filed with the Commission on June 4, 2013 and (iii) Commission File No. 333-196448, filed with the Commission concurrently with this Registration Statement) (the “Existing Forms S-8”) have been previously filed to register the Company’s issuance and sale of ordinary shares, par value NIS 0.1 per share (which, following the recapitalization described below, now have a par value of NIS 0.85 per share (“Ordinary Shares”) under the Plans. In connection with its recent public offering of Ordinary B Shares (which was consummated on March 4, 2014 and, with respect to selling shareholders’ Ordinary B Shares, on March 26, 2014) (the “Public Offering”), the Company effected a recapitalization of its capital stock, which included a reverse stock split of all outstanding Ordinary Shares and a stock dividend of Ordinary B Shares, and will furthermore involve a reclassification of all outstanding Ordinary Shares as Ordinary B Shares at the end of an approximate180 day period following the Public Offering (the “Reclassification”). As a result of the recapitalization, Ordinary B Shares will be issuable under the Plans (initially, together with Ordinary Shares, and following the foregoing 180 day period, exclusively). This Registration Statement registers the maximum number of Ordinary B Shares that are issuable under the Plans as a result of the recapitalization, which consist of three groups of Ordinary B Shares: (a) Ordinary B Shares issuable pursuant to future grants of options under the 2007 Plan; (b) Ordinary B Shares issuable upon the exercise of currently outstanding options under the Plans during the foregoing approximate 180 day period following the Public Offering (during which time these Ordinary B Shares will be issued together with Ordinary Shares); and (c) additional Ordinary B Shares that will be issuable in lieu of Ordinary Shares upon the exercise of outstanding options under the Plans following the effectiveness of the reclassification of our Ordinary Shares upon the conclusion of the foregoing approximate 180 day period (the Ordinary Shares in lieu of which such additional Ordinary B Shares will be issuable are covered by the Existing Forms S-8).

PART I

INFORMATION REQUIRED IN
THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Commission, but constitute, along with the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the Plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

We hereby incorporate by reference herein the following documents (or portions thereof) that we have filed with or furnished to the Commission:

(a)
Our final prospectus filed on February 28, 2014, pursuant to Rule 424(b)(4) under the Securities Act in connection with the Company’s Registration Statement on Form F-1 (Commission File No. 333-192679), which contains audited financial statements for our latest fiscal year for which such statements have been filed.

(b)	Our Reports of Foreign Private Issuer on Form 6-K (including all exhibits thereto) that we furnished to the Commission on:

•	January 6, 2014;
•	January 30, 2014;
•	February 27, 2014;
•	May 13, 2014;
•	May 27, 2014.

(c)
The description of our Ordinary B shares which is contained in our Registration Statement on Form 8-A filed on February 24, 2014  (Commission File No. 001-36322) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by us to the Commission, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not required.

Item 5.    Interests of Named Experts and Counsel.

Not required.

Item 6.    Indemnification of Directors and Officers.

Consistent with the provisions of the Israeli Companies Law, 5759–1999 (the “Companies Law”), our amended and restated articles of association include provisions permitting us to procure insurance coverage for our office holders (which is defined in the Companies Law as including directors and certain officers), exculpate them from certain liabilities and indemnify them, to the maximum extent permitted by law. Under the Companies Law, exculpation from liability, indemnification of, and procurement of insurance coverage for, our office holders must be approved by our compensation committee and our board of directors and, in specified circumstances, by our shareholders.

Insurance

Under the Companies Law, an Israeli company may obtain insurance for any of its office holders against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided for in, or permitted under, the company’s articles of association:

•	a breach of his or her duty of care to the company or to another person;

•
a breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company’s interests; and

•	a financial liability imposed upon him or her in favor of another person

We currently have directors’ and officers’ liability insurance providing total coverage of $50 million for the benefit of all of our directors and officers, in respect of which we pay a twelve-month premium of approximately $176,000 and which expires on February 26, 2015. In connection with our Public Offering, we obtained public offering of securities insurance that provides total coverage of $50 million for the benefit of all our directors and officers, in respect of which we pay a twelve month premium of approximately $322,400, and which expires on February 26, 2015.

Indemnification

The Companies Law provides that an Israeli company may indemnify an office holder against:

•	a financial liability imposed on him or her in favor of another person by any court judgment concerning an act performed in his or her capacity as an office holder;

•
reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him or her by a court relating to an act performed in his or her capacity as an office holder, in connection with: (i) proceedings that the company institutes, or that are instituted on the company’s behalf, or that another person institutes against him or her; (ii) a criminal charge of which he or she was acquitted; or (iii) a criminal charge for which he or she was convicted for a criminal offense that does not require proof of criminal thought; and

•
reasonable litigation expenses, including attorneys’ fees, expended by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or (2) with respect to a monetary sanction.

Our amended and restated articles of association allow us to indemnify our office holders to the fullest extent permitted by law. The Companies Law also permits an Israeli company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above-mentioned foreseeable events and amount or criteria.

We have entered into indemnification agreements with all of our directors and with certain members of our senior management. Each such indemnification agreement provides the office holder with the maximum indemnification permitted under applicable law.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for a breach of his or her duty of care (other than in relation to distributions). Our amended and restated articles of association provide that we may exculpate any office holder from liability to us to the fullest extent permitted by law. Under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that we may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (a) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (b) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (c) any action taken with the intent to derive an illegal personal benefit; or (d) any fine levied against the office holder.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Exhibit

3.1	Articles of Association of Lumenis Ltd., as amended and restated.(1)

3.2	Memorandum of Association of Lumenis Ltd., as amended on July 26, 2001 and January 30, 2014 (English translation).(2)
4.1	Specimen Ordinary B share Certificate of the Registrant.(3)
5.1	Opinion of Meitar Liquornik Geva Leshem Tal as to the legality of the securities being registered.*
10.1	2000 Share Option Plan, as amended September 30, 2006.(4)
10.2	2007 Share Incentive Plan, as amended on May 31, 2012.(5)
10.3	Amendments to 2007 Shares Incentive Plan adopted on January 30, 2014.(6)

23.1	Consent of Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, independent registered public accounting firm.*

23.2	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm.*

23.3	Consent of Meitar Liquornik Geva Leshem Tal (included in Exhibit 5).*

24	Power of Attorney (included on the Signature Page of this Registration Statement).*

(1)	Incorporated by reference to Exhibit 1.1 to the Registrant’s annual report on Form 20-F for the year ended December 31, 2013, filed with the Commission on March 27, 2014.

(2)	Incorporated by reference to Exhibit 1.2 to the Registrant’s annual report on Form 20-F for the year ended December 31, 2013, filed with the Commission on March 27, 2014.

(3)	Incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s registration statement on Form F-1, Commission File No. 333-192679, filed with the Commission on February 13, 2014.

(4)
Incorporated by reference to Exhibit 4.2 to Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form S-8, Commission File No. 333-148460, filed with the Commission on April 2, 2008.

(5)	Incorporated by reference to Exhibit 4.c(3) to the Registrant’s annual report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 28, 2013.

(6)
Incorporated by reference to Proposal 6 of the Registrant’s proxy statement for its special general meeting of shareholders, appended as Exhibit 99.1 to its Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on January 6, 2014.

*	Filed herewith.

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yokneam, State of Israel, on June 2, 2014.

LUMENIS LTD.

By:	/s/ Zipora Ozer-Armon
Name: Zipora Ozer-Armon
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of Lumenis Ltd., an Israeli company, do hereby constitute and appoint Zipora Ozer-Armon, Chief Executive Officer, and Ophir Yakovian, Chief Financial Officer, and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zipora Ozer-Armon Zipora Ozer-Armon	Chief Executive Officer (Principal Executive Officer)	June 2, 2014
/s/ Ophir Yakovian Ophir Yakovian	Chief Financial Officer (Principal Financial and Accounting Officer)	June 2, 2014
/s/ Harel Beit-On Harel Beit-On	Chairman of the Board	June 2, 2014

Signature	Title	Date

/s/ Yoav Doppelt Yoav Doppelt	Director	June 2, 2014
/s/ Naftali (Tali) Idan Naftali (Tali) Idan	Director	June 2, 2014
/s/ Talia Livni Talia Livni	Director	June 2, 2014
/s/ Arie Weisberg Arie Weisberg	Director	June 2, 2014
/s/ Shlomo Yanai Shlomo Yanai	Director	June 2, 2014

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES:

Lumenis Inc.

By: /s/ Zipora Ozer-Armon
Name: Zipora Ozer-Armon
Title: President & CEO
Date: June 2, 2014

EXHIBIT INDEX

Exhibit Number	Exhibit

3.1	Articles of Association of Lumenis Ltd., as amended and restated.(1)

3.2	Memorandum of Association of Lumenis Ltd., as amended on July 26, 2001 and January 30, 2014 (English translation).(2)
4.1	Specimen Ordinary B share Certificate of the Registrant.(3)
5.1	Opinion of Meitar Liquornik Geva Leshem Tal as to the legality of the securities being registered.*
10.1	2000 Share Option Plan, as amended September 30, 2006.(4)
10.2	2007 Share Incentive Plan, as amended on May 31, 2012.(5)
10.3	Amendments to 2007 Shares Incentive Plan adopted on January 30, 2014.(6)

23.1	Consent of Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, independent registered public accounting firm.*

23.2	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm.*

23.3	Consent of Meitar Liquornik Geva Leshem Tal (included in Exhibit 5).*

24	Power of Attorney (included on the Signature Page of this Registration Statement).*

(1)	Incorporated by reference to Exhibit 1.1 to the Registrant’s annual report on Form 20-F for the year ended December 31, 2013, filed with the Commission on March 27, 2014.

(2)	Incorporated by reference to Exhibit 1.2 to the Registrant’s annual report on Form 20-F for the year ended December 31, 2013, filed with the Commission on March 27, 2014.

(3)	Incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s registration statement on Form F-1, Commission File No. 333-192679, filed with the Commission on February 13, 2014.

(4)
Incorporated by reference to Exhibit 4.2 to Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form S-8, Commission File No. 333-148460, filed with the Commission on April 2, 2008.

(5)	Incorporated by reference to Exhibit 4.c(3) to the Registrant’s annual report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 28, 2013.

(6)
Incorporated by reference to Proposal 6 of the Registrant’s proxy statement for its special general meeting of shareholders, appended as Exhibit 99.1 to its Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on January 6, 2014.

*	Filed herewith.